Exhibit 99.1
May 16, 2011
NOTICE OF TERMINATION OF PREVIOUSLY ANNOUNCED
BLACKOUT PERIOD AND SUSPENSION OF TRADING BY
DIRECTORS AND EXECUTIVE OFFICERS
     As a director and/or executive officer of FirstMerit Corporation (the “Company”), you are being provided this notice pursuant to Rule 104(b)(2)(iii) of Regulation BTR to inform you of the early termination of the previously announced blackout period (the “Blackout Period”) for the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “Plan”). Previously, the Company notified you that the Blackout Period would run from May 9, 2011 until May 23, 2011 in order to make a number of changes to the menu of mutual funds available for participant investment selection within the Plan. However, on May 13, 2011, the Company notified Plan participants that the Plan administration activities had been completed and that the Blackout Period had been terminated. Consequently, as of May 16, 2011, all previously announced trading restrictions imposed on the Company’s directors and executive officers as a result of the Blackout Period under Regulation BTR have been lifted.
     It should be noted, however, that all provisions of the Company’s Insider Trading Policy and Section 16 Compliance Program continue to apply and remain in effect.
     If you have any questions regarding the early termination of the Blackout Period, please contact:
Judith A. Steiner
FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308
(330) 384-7287